FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR'S REPORT

MEMPHIS 2004.0 L.P.

DECEMBER 31, 2009

MEMPHIS 2004.0 L.P.

TABLE OF CONTENTS

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

INDEPENDENT AUDITOR'S REPORT

To the Partners
MEMPHIS 2004.0 L.P.

We have audited the accompanying balance sheet of MEMPHIS 2004.0 L.P., as of December 31, 2009 and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MEMPHIS 2004.0 L.P. as of December 31, 2009 and the results of its operations, changes in partners' capital and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.Pailet

/s/ Pailet, Meunier and LeBlanc, L.L.P.

Metairie, Louisiana
April 20, 2010

3421 N. Causeway Blvd., Suite 701 • Metairie, LA 70002 • Telephone (504) 837-0770 • Fax (504) 837-7102
201 St. Charles Ave., Ste. 2500 • New Orleans, LA 70170 • Telephone (504) 599-5905 • Fax (504) 837-7102
www.pmlcpa.com

Member of
IGAF Worldwide Member Firms in Principal Cities • PCAOB - Public Company Accounting Oversight Board
AICPA: Center for Public Company Audit Firms (SEC) • Governmantal Audit Quality Center • Private Companies Practice Section (PCPS)

MEMPHIS 2004.0 L.P.

BALANCE SHEET

DECEMBER 31, 2009

ASSETS
Assets
Cash and cash equivalents	$10,422
Restricted cash	193,759
Accounts receivable	65,715
Land	313,000
Fixed Assets, net of accumulated depreciation	11,916,704
Intangible assets, net of accumulated amortization	214,103

Total Assets	12,713,703
LIABILITIES ND PARTNERS' CAPITAL
Liabilities
Security deposits payable	$50,219
Due to related parties	1,959,904
Developer fee payable	908,487
Mortgage payable	6,381,199

Total Liabilities	9,299,809

Partners' Capital	3,413,894

Total Liabilities and Partners' Capital	$12,713,703

See accompanying notes

MEMPHIS 2004.0 L.P.

STATEMENT OF OPERATIONS

DECEMBER 31, 2009

Revenue
Rental revenue	$1,029,737
Other revenue	4,276

Total Revenue	1,034,013

Operating Expenses
General and administrative	44,854
Payroll	16,768
Utilities	3,084
Tax and insurance	207,129
Management fees	91,927
Repairs and maintenance	116,928
Legal and other professional fees	26,740
Miscellaneous	8,292

Total Operating Expenses	515,722

Operating Income	518,291
Other Income and (Expenses)
Interest expense	(441,700)
Depreciation and amortization	(500,938)

Net Other Income and (Expenses)	942,638

Net Income (Loss)	$(424,347

See accompanying notes

MEMPHIS 2004.0 L.P.

STATEMENT OF CHANGES IN PARTNERS' CAPITAL

DECEMBER 31, 2009

	General Partner	Limited Partners	Total Partners' Capital
Balance - January 1, 2009	$(40)	$3,838,281	$3,838,241

Net Income (Loss)	(42)	(424,305)	(424,347)

Balance - December 31, 2009	$(82)	$3,413,976	$3,413,894

See accompanying notes

MEMPHIS 2004.0 L.P.

STATEMENT OF CASH FLOWS

DECEMBER 31, 2009

Cash flows from operating activities:
Net Income	$(424,347)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	500,938
(Increase) decrease in accounts receivable	7,737
(Increase) decrease in restricted cash	(74,634)
Increase (decrease) in security deposits	5,843
Total adjustments	439,884
Net cash provided (used) by operating activities	15,537

Cash flows from financing activities:
Decrease in due to related parties	36,202
Principal payments of mortgage payable	(67,926)
Net cash provided (used) by financing activities	(31,724)

Net increase (decrease) in cash and equivalents	(16,187)
Cash and equivalents, beginning of year	26,609

Cash and equivalents, end of year	$10,422

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest Expense	$441,700

See accompanying notes

MEMPHIS 2004.0 L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE A - NATURE OF OPERATIONS

MEMPHIS 2004.0 L.P. (the "Partnership") was formed under the laws of the State of Tennessee to conduct the business of owning and operating real property located in Memphis, Tennessee. The Partnership owns Memphis 144, a 144-home scattered site property (the "Property"), developed and operated under the low-income housing tax credit program.

The Partnership is owned 99.98% by the limited partner, WNC Housing Tax Credit Fund VI, L.P., Series 12, and 0.01% by the special limited partner, WNC Housing, L.P., collectively, the "Limited Partners." Harold E. Buehler, Sr. and Jo Ellen Buehler, collectively the "General Partner," own the remaining 0.01%.

Profits and losses are generally allocated 0.01% and 99.99% to the General Partner and Limited Partners, respectively, pursuant to the Second Amended and Restated Agreement of Limited Partnership dated April 11, 2005 ("Partnership Agreement"). Under the terms of the Partnership Agreement, the Limited Partners are required to provide capital contributions totaling $5,249,475. The total capital contributions required pursuant to the Partnership Agreement are subject to adjustment based on the amount of low-income housing tax credits allocated to the Partnership. As of December 31, 2009, the General Partner had provided $100 of capital contributions. As of December 31, 2009, the Limited Partners had provided their required cumulative capital contributions.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting
The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Cash and cash equivalents
Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less from the acquisition date. Restricted cash is not considered cash equivalents.

Bad debts
The Partnership has elected to record bad debts using the direct write-off method. Accounting principles generally accepted in the United States require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

Concentration of credit risk
The Partnership places its temporary cash investments with high credit quality financial institutions. At times, the account balances may exceed the institutions' federally insured limits. The Partnership has not experienced any losses in such accounts.

MEMPHIS 2004.0 L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Fixed Assets
Buildings of $13,465,293 are recorded at cost and depreciated over their estimated useful lives of 27.5 years under the straight-line method. Depreciation expense for the year ended December 31, 2009 was $489,646. Accumulated depreciation as of December 31, 2009 was $1,548,589.

Intangible assets
Intangible assets include permanent loan fees of $142,913, which are amortized over 30 years, and tax credit fees of $40,320 and monitoring fees of $57,600 which are amortized over 15 years using the straight-line method. Amortization expense for the year ended December 31, 2009 was $11,292. As of December 31, 2009, accumulated amortization was $26,730.

Impairment of long-lived assets

The Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived asset is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2009.

Income taxes
Income or loss of the Partnership is allocated .01% to the General Partner and 99.99% to the Limited Partners. No income tax provision has been included in the financial statements since profit or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Partnership to report information regarding its exposure to various tax positions taken by the Partnership. The Partnership has determined whether any tax positions have met the recognition threshold and have measured the Partnership's exposure to those tax positions. Management believes that the Partnership has adequately addressed all relevant tax positions and that there are no unrecorded tax liabilities. Federal and state tax authorities generally have the right to examine and audit the previous three years of tax returns filed. Any interest or penalties assessed to the Partnership are recorded in operating expenses. No interest or penalties from federal or state tax authorities were recorded in the accompanying financial statements.

MEMPHIS 2004M L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition
Rental revenue attributable to residential leases is recorded when due from residents, generally upon the first day of each month. Leases are for periods of up to one year, with rental payments due monthly. Other revenue results from fees for late payments, cleaning, and damages and is recorded when earned.

Economic concentrations
The Partnership operates a scattered site property in Memphis, Tennessee. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the demand for such housing.

NOTE C - RELATED PARTY TRANSACTIONS

Due to related parties
The General Partner has advanced funds on behalf of the Partnership to pay costs related to the construction of the Property. As of December 31, 2009, construction costs payable of $1,848,789 are included in due to related parties and are payable from available cash flow.

Buehler Enterprises, Inc., an affiliate of the General Partner, has advanced funds on behalf of the Partnership to pay costs related to operating expenses incurred by the Partnership. As of December 31, 2009, $42,813 of such costs are included in due to related parties on the accompanying balance sheet. This amount is payable from available cash flow.

Developer fee payable
Pursuant to the Development Agreement, Buehler Enterprises, Inc. earned a developer fee of $1,149,487 related to the development of the Property. The entire developer fee has been capitalized into fixed assets. As of December 31, 2009, the balance sheet reflects a developer fee payable in the amount of $908,487 which is payable from available cash flow.

Property management fee
Buehler Enterprises, Inc. manages the Property pursuant to a management agreement dated January 2, 2004. The management agreement provides for a management fee of 8% of monthly rental collections. For the year ended December 31, 2009, management fees of $82,379 were expensed to operations. As of December 31, 2009, management fees of $49,484 remained payable and are included in due to related parties on the accompanying balance sheet.

MEMPHIS 2004.0 L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE C - RELATED PARTY TRANSACTIONS (CONTINUED)

Asset management fee
Pursuant to the Partnership Agreement, beginning in 2007, the Partnership shall pay to the Limited Partner, an annual asset management fee equal to $9,000, increasing by 3% annually, for the Limited Partner's services in assisting with the preparation of tax returns and other reports. For the year ended December 31, 2009, a fee of $9,548 was expensed to operations. As of December 31, 2009, an accrued asset management fee of $18,818 is included in due to related parties on the accompanying balance sheet. This amount is payable from available cash flow.

NOTE D - MORTGAGE PAYABLE

On September 24, 2008, the Partnership obtained a permanent mortgage from Greystone Servicing Corporation, Inc. secured by the Project. The terms are set forth below:

Loan amount:	$6,460,000

Interest rate:	6.88%

Maturity date:	October 1, 2023

As of December 31, 2009, the mortgage payable balance was $6,381,199 and accrued interest was $0. Principal and interest payments of $42,459 are due on the first day of each month until October 1, 2023 when all unpaid interest and principal will be due and payable.

Future minimum annual maturities of the mortgage payable over each of the next five years and thereafter are as follows:

Year ending December 31,
2010	$72,749
2011	77,915
2012	83,448
2013	89,374
2014	95,721
Thereafter	5,961,992

Total	$6,381,199

MEMPHIS 2004.0 L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE E - LOW-INCOME HOUSING TAX CREDITS

The Partnership expects to generate an aggregate of $7,700,000 of federal low-income housing tax credits ("Tax Credits"). Such Tax Credits become available for use by its partners pro-rata over a ten-year period that began in 2006. To qualify for the Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements. In addition, the Partnership executed a land use restriction agreement, which requires the Property to be in compliance with Section 42 for a minimum of 30 years. Because the Tax Credits are subject to complying with certain requirements, there can be no assurance that the aggregate amount of Tax Credits will be realized and failure to meet all such requirements may result in generating a lesser amount of Tax Credits than expected.

As of December 31, 2009, the Partnership had generated $1,515,075 of Tax Credits.

The Partnership anticipates generating Tax Credits as follows:

Year ending December 31,
2009	$770,000
2010	770,000
2011	770,000
2012	770,000
2013	770,000
Thereafter	2,334,925

Total	$6,184,925

NOTE F - ADVERTISING

The Partnership incurred advertising costs of $3,979 for the year ended December 31, 2009. These costs were expensed as incurred.

NOTE G - SUBSEQUENT EVENTS

FASB Accounting Standards Codification Topic 855, "Subsequent Events" addresses events which occur after the balance sheet date but before the issuance of financial statements. An entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that existed after the balance sheet date. Additionally, Topic 855 requires disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued or were available to be issued. Management evaluated the activity of MEMPHIS 2004.0 L.P. through April 20, 2010, the date the financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Staements.